Exhibit (d)(23)

PRIME SECURITY SERVICES PARENT, INC.

2016 Equity Incentive Plan

ARTICLE I

PURPOSE OF THE PLAN

The purpose of the PRIME SECURITY SERVICES PARENT, INC. 2016 EQUITY INCENTIVE PLAN (the “Plan”) is (a) to further the growth and success of PRIME SECURITY SERVICES PARENT, INC., a Delaware corporation (the “Company”), and its Subsidiaries (as hereinafter defined) by enabling directors and employees of, and consultants to, the Company and its Subsidiaries to acquire Shares (as hereinafter defined), thereby increasing their personal interest in such growth and success, and (b) to provide a means of rewarding outstanding performance by such persons for the Company and/or its Subsidiaries. Awards granted under the Plan (the “Awards”) shall be options to purchase Shares (“Options”) (which Options may be either incentive stock options (“ISOs”) intended to qualify as such under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options (“NSOs”) to purchase Shares), “sweet equity” Shares that are subject to certain vesting and other restrictions (“Restricted Stock”) and Restricted Stock Units (as defined below). An Award may consist of only Options, only Restricted Stock, only Restricted Stock Units or a combination of Options and/or Restricted Stock and/or Restricted Stock Units. In this Plan, the terms “Parent” and “Subsidiary” mean “Parent Corporation” and “Subsidiary Corporation,” respectively, as such terms are defined in Sections 424(e) and (f) of the Code. Unless the context otherwise requires, any ISO or NSO is referred to in this Plan as an “Option.”

ARTICLE II

DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

“Adoption Agreement” has the meaning set forth in Section 5.10 hereof.

“Affiliate” has the meaning set forth in the Management Investor Rights Agreement.

“Apollo” means, collectively, the investment funds managed, sponsored or advised by Apollo Management VIII, L.P. A reference to a member of Apollo is a reference to any such investment fund.

“Award” has the meaning set forth in Article I hereof.

“Award Agreement” means any writing setting forth the terms of an Award that has been duly authorized and approved by the Committee.

“Cause” when used in connection with the Termination of Relationship of a Participant, shall have the same meaning ascribed to such term in any Service Agreement, or, if no such Service Agreement containing a definition of “Cause” is then in effect, it shall mean the following, unless the applicable Award Agreement states otherwise: (i) the Participant’s conviction of, or entry of a plea of no contest to (x) a felony or (y) a misdemeanor involving moral turpitude (or the equivalent of a misdemeanor involving moral turpitude or a felony in a jurisdiction other than the United States), (ii) the Participant’s gross negligence or willful misconduct, or a willful failure to attempt in good faith to substantially perform his or her duties (other than due to physical illness or incapacity), (iii) any finding by the Securities and Exchange Commission pertaining to the Participant that, in the opinion of independent counsel selected by the Company, could reasonably be expected to impair or impede the Company’s ability to register, list, or otherwise offer its stock to the public, or following any initial public offering, to maintain itself as a publically traded company, (iv) the Participant’s material breach of a material provision of any Services Agreement or any non-competition, non-disclosure or non-solicitation agreement with the Company or any of its Subsidiaries, (v) the Participant’s material violation of any written policies adopted by the Company or any of its Subsidiaries governing the conduct of persons performing services on behalf of the Company or any of its Subsidiaries, (vi) the Participant’s obtaining of any material improper personal benefit as result of breach by the Participant of any covenant or agreement (including a breach by the Participant of the Company’s code of ethics or a material breach by the Participant of other written policies furnished to the Participant relating to personal investment transactions) of which the Participant was or should have been aware, (vii) the Participant’s fraud or misappropriation, embezzlement or material misuse of funds or property belonging to the Company or any of its Affiliates, (viii) the Participant’s use of alcohol or drugs that materially interferes with the performance of his or her duties, or (ix) willful or reckless misconduct in respect of the Participant’s obligations to the Company or its Affiliates or other acts of misconduct by the Participant occurring during the course of the Participant’s employment, which in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company or its Affiliates. Notwithstanding anything to the contrary herein or elsewhere, if, within six (6) months subsequent to a Participant’s Termination of Relationship for any reason other than by the Company for Cause, the Company determines that such Participant’s Termination of Relationship could have been for Cause, such Participant’s Termination of Relationship will be deemed to have been for Cause for all purposes, and such Participant will be required to disgorge to the Company all amounts received under this Plan, any Award Agreement or otherwise that would not have been payable to such Participant had such Termination of Relationship been by the Company for Cause.

“Change in Control” means the first occurrence of any of the following (in a single transaction or in a series of related transactions): (i) (A) Apollo ceases to be the beneficial owner, directly or indirectly, of a majority of the combined voting power of the Company’s outstanding securities; and (B) a Person or group other than Apollo becomes the direct or indirect beneficial owner of a percentage of the combined voting power of the Company’s outstanding securities that is greater than the percentage of the combined voting power of the Company’s outstanding securities beneficially owned directly or indirectly by Apollo; (ii) sale of all or substantially all of the assets of the Company to a Person or group other than Apollo; or (iii) a liquidation or dissolution of the Company and its Subsidiaries.

“Code” has the meaning set forth in Article I hereof.

“Commission” means the Securities and Exchange Commission and any other Governmental Authority at the time administering the Securities Act.

“Committee” has the meaning set forth in Section 3.1 hereof.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in Article I hereof.

“Company Group” means the Company, TopCo Parent, and their respective Subsidiaries.

“Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company Group in connection with its business, including, but not limited to, information, observations and data obtained by a Participant while employed by any member of the Company Group or any predecessors thereof concerning (i) the business or affairs of the Company Group (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. “Confidential Information” will not include any information that has been published in a form generally available to the public prior to the date on which a Participant proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

“Data” has the meaning set forth in Section 9.5 hereof.

“Disability,” when used in connection with the Termination of Relationship of a Participant, shall have the same meaning ascribed to such term (or words of like import) in any Service Agreement, or, if no such Service Agreement containing a definition of “Disability” is then in effect, it shall mean the following, unless the applicable Award Agreement states otherwise: a finding by the Committee of the Participant’s incapacitation through any illness, injury, accident or condition of either a physical or psychological nature that has resulted in his or her inability to perform the essential functions of his or her position, even with reasonable accommodations, for one hundred eighty (180) calendar days during any period of three hundred sixty-five (365) consecutive calendar days, and such incapacity is expected to continue.

“Disqualifying Disposition” has the meaning set forth in Article XIV hereof.

“Dividend Equivalent” has the meaning set forth in Section 7.6 hereof.

“Effective Date” has the meaning set forth in Article X hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Committee” has the meaning set forth in Section 3.1 hereof.

“Fair Market Value” means the fair market value of a Share as determined by Committee.

“Good Reason” when used in connection with the Termination of Relationship of a Participant, shall have the same meaning ascribed to such term in any Service Agreement, or if no such Service Agreement containing a definition of “Good Reason” is then in effect, “Good Reason” means, unless the applicable Award Agreement states otherwise, any of the following actions taken by a member of the Company Group without such Participant’s written consent: (a) a reduction in the Participant’s base salary of more than 20%; (b) any material adverse change in the duties, authority, responsibilities, or positions of the Participant with the Company or any of its Subsidiaries; or (c) the assignment to the Participant of duties or responsibilities that are materially inconsistent with or different from those customarily performed by a person holding the Participant’s position with the Company or any of its Subsidiaries; provided, however, that prior to resigning for Good Reason, the Participant shall give written notice to the Company of the facts and circumstances claimed to provide a basis for such resignation not more than sixty (60) days following his or her knowledge of such facts and circumstances, and the Company shall have thirty (30) days after receipt of such notice to cure such facts and circumstances (and if so cured then the Participant shall not be permitted to resign for Good Reason in respect thereof). Any termination of employment by the Participant for Good Reason shall be communicated to the Company by written notice, which shall include the Participant’s proposed date of termination of employment (which shall be a date not later than forty-five (45) days after delivery of such notice).

“Governmental Authority” shall mean any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, whether domestic or foreign.

“ISOs” has the meaning set forth in Article I hereof.

“Management Investor Rights Agreement” means the Prime Security Services Parent, Inc. Management Investor Rights Agreement, dated as of November 7, 2016, among the Company and the holders party thereto, as it is amended, supplemented or restated from time to time.

“Notice” has the meaning set forth in Section 5.10 hereof.

“NSOs” has the meaning set forth in Article I hereof.

“Option” has the meaning set forth in Article I hereof.

“Option Price” has the meaning set forth in Section 5.6 hereof.

“Option Shares” has the meaning set forth in Section 5.10(b) hereof.

“Participant” has the meaning set forth in Section 4.1 hereof.

“Person” has the meaning set forth in the Management Investor Rights Agreement.

“Plan” has the meaning set forth in Article I hereof.

“Purchase Price” has the meaning set forth in Section 6.1 hereof.

“Qualified Public Offering” has the meaning set forth in the Management Investor Rights Agreement.

“Realization Event” means the first occurrence of any of the following: (A) a liquidation of TopCo Parent and its Subsidiaries, (B) a transfer of all or substantially all the assets of TopCo Parent and its Subsidiaries to a person or group other than Apollo or its Affiliates, (C) a sale or other disposition by Apollo, to a person or group other than Apollo and its Affiliates, in either case of fifty percent (50%) or more of its interest in TopCo Parent indirectly held by Apollo, respectively, as of May 2, 2016, or (D) a Qualified Public Offering.

“Reserved Shares” means the number of shares of Common Stock approved by the Committee from time to time for issuance hereunder.

“Restricted Stock” has the meaning set forth in Article I hereof.

“Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Committee equal to the value thereof as of such payment date, which right may be subject to certain vesting conditions and other restrictions.

“Restrictive Covenants” has the meaning set forth in Section 9.6(d) hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Agreement” means a written employment agreement, consultancy agreement, directorship agreement or similar services agreement or offer letter between a Participant and any member of the Company Group.

“Shares” means shares of Common Stock.

“Subsidiary” has the meaning set forth in the Management Investor Rights Agreement.

“Termination Date” means the tenth anniversary of the Effective Date.

“Termination of Relationship” means (a) if the Participant is an employee of the Company or any Subsidiary, the termination of the Participant’s employment relationship with the Company and its Subsidiaries for any reason; (b) if the Participant is a consultant to the Company or any Subsidiary, the termination of the Participant’s consulting relationship with the Company and its Subsidiaries for any reason; and (c) if the Participant is a director of the Company or any Subsidiary, the termination of the Participant’s service relationship with the

Company or Subsidiary for any reason; provided, that there shall be no “Termination of Relationship” in situations where the Participant, in agreement with the Company or its Affiliates, around the same time enters into a new employment or service agreement with the Company or any of its Affiliates or takes up a director mandate in the Company or any of its Affiliates or continues another existing employment or service agreement or director mandate with/in the Company or any of its Affiliates.

“TopCo Parent” shall mean Prime Security Services TopCo Parent, L.P., a Delaware limited partnership and the direct parent of the Company.

“Vested Options” means Options that have vested in accordance with the applicable Award Agreement.

“Vested Restricted Stock Units” means Restricted Stock Units that have vested in accordance with the applicable Award Agreement.

ARTICLE III

ADMINISTRATION OF THE PLAN; SHARES SUBJECT TO THE PLAN

3.1     Committee.

The Plan shall be administered by, and all Awards under the Plan shall be authorized by, the Executive Committee of the Board of Directors of the Company (the “Executive Committee”) or such other committee that has been authorized to administer the plan (the “Committee”). The term “Committee” shall, for all purposes of the Plan be deemed to refer to the Executive Committee if the Executive Committee is administering the Plan.

3.2    Procedures.

The Committee shall adopt such rules and regulations as it shall deem appropriate concerning the holding of meetings and the administration of the Plan.

3.3    Interpretation.

Except as may otherwise be expressly reserved to the Committee as provided herein, and with respect to any Award, except as may otherwise be provided in the Award Agreement evidencing such Award, the Committee shall have all powers with respect to the administration of the Plan, including the interpretation of the provisions of the Plan and any Award Agreement (including, without limitation, whether any particular Termination of Relationship is for Cause), and all decisions of the Committee or the Committee, as the case may be, shall be reasonable and made in good faith and shall be conclusive and binding on all Participants in the Plan.

3.4    Binding Determinations.

Any action taken by, or inaction of, the Company, the Committee or the Committee relating or pursuant to the Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all Persons. Neither the Committee nor the Committee, nor any member thereof or Person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan (or any Award), and all such Persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.5    Reliance on Experts.

In making any determination or in taking or not taking any action under the Plan, the Committee and the Committee may obtain and may rely upon the advice of experts, including employees of and professional advisors to the Company. No director, officer or agent of the Company or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.6    Delegation.

The Committee may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or any of its Subsidiaries or Affiliates or to third parties.

3.7    Number of Shares.

Subject to the provisions of Article VIII (relating to adjustments upon changes in capital structure and other corporate transactions), an aggregate of 25,000,000 Shares shall be Reserved Shares hereunder. Shares that are subject to or underlie Awards granted under the Plan that expire or for any reason are canceled or terminated, are forfeited, are repurchased, fail to vest or for any other reason are not issued or delivered under the Plan will again, except to the extent prohibited by law or applicable listing or regulatory requirements, be available for subsequent Awards under the Plan.

ARTICLE IV

ELIGIBILITY; AWARD AGREEMENTS

4.1    General.

Awards may be granted under the Plan only to Persons who are employees or directors of, or consultants to, the Company or any of its Subsidiaries on the date of grant. A Person’s eligibility to be granted an Award under the Plan is not a commitment that any Award will be granted to that Person under the Plan. Each Person to whom an Award is granted under the Plan is referred to herein as a “Participant.”

4.2     Exceptions.

Notwithstanding anything contained in Section 4.1 to the contrary, no ISO may be granted under the Plan to an employee who owns, directly or indirectly (within the meaning of Sections 422(b)(6) and 424(d) of the Code), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Parent, if any, or any of its Subsidiaries, unless (a) the Option Price of the Shares subject to such ISO is fixed at not less than 110% of the Fair Market Value of such Shares on the date of the grant (as determined in accordance with the definition thereof), and (b) such ISO by its terms is not exercisable after the expiration of five years from the date on which it is granted.

4.3    Award Agreements.

Each Award granted under the Plan shall be evidenced by an Award Agreement in the form approved by the Committee. The Award Agreement shall contain the terms established by the Committee for that Award, as well as any other terms, provisions, or restrictions that the Committee may impose on the Award or any Shares subject to the Award, in each case subject to the applicable provisions and limitations of the Plan. The Committee may require that the spouse of any married recipient of an Award also promptly execute and return to the Company the Award Agreement evidencing the Award granted to the recipient or such other spousal consent form that the Committee may require in connection with the grant of the Award.

ARTICLE V

OPTIONS

5.1    General.

Options may be granted under the Plan at any time and from time to time on or prior to the Termination Date; provided that (a) Options granted to employees of the Company or any of its Subsidiaries shall be, in the discretion of the Committee, either ISOs or NSOs on the date of the grant and (b) Options granted to consultants and non-employee directors shall be NSOs. Subject to the provisions of the Plan, the Committee shall have plenary authority, in its sole discretion and consistent with applicable law, to determine:

(a)    The Persons (from among the class of Persons eligible to receive Options under the Plan) to whom Options shall be granted;

(b)    The time or times at which Options shall be granted; and

(c)    The number of Shares for which an Option may be exercisable.

5.2    Option Terms.

Each Option granted under the Plan shall be designated as an ISO or an NSO and shall be subject to the terms and conditions applicable to ISOs and/or NSOs (as the case may be) set forth in the Plan. Each Option shall specify the number of Shares for which such Option shall be exercisable and the exercise price for such Shares. In addition, each Option shall be evidenced by an Award Agreement that shall be executed by the Company and the Participant.

5.3    Vesting.

The Committee shall determine whether and to what extent any Options that are exercisable for Shares are also subject to vesting based upon the Participant’s continued service to, and/or the performance of duties for, the Company and its Subsidiaries and/or the attainment of specified performance goals.

5.4    Date of Grant.

The date of grant of an Option under this Plan shall be the date as of which the Committee approves the grant.

5.5    Shares Subject to Options.

Options shall be granted to purchase a specified number of Shares not to exceed, in the aggregate, the Reserved Shares. Options may be exercisable for whole Shares only.

5.6    Option Price.

The price (the “Option Price”) at which each Share underlying an Option may be purchased shall be determined by the Committee and set forth in the Award Agreement; provided, however, that in the case of an ISO, such Option Price shall in no event be less than 100% (or 110% if Section 4.2 hereof is applicable) of the Fair Market Value of the Shares on the date of the grant.

5.7    Automatic Termination of Options.

Each Option granted under the Plan shall terminate automatically and shall become null and void and be of no further force or effect upon such date or dates set forth in the applicable Award Agreement, consistent with the terms of this Plan. Any Shares that are not acquired as a result of an Option’s expiration without being fully exercised shall be available for award by the Committee to another eligible Person.

5.8    Limitations on ISOs; Notice to Participants Granted ISOs.

In accordance with Section 422(d) of the Code, to the extent that the aggregate Fair Market Value of all stock with respect to which incentive stock options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and its Subsidiaries) exceeds $100,000, such ISOs shall be treated as NSOs.

5.9    Payment of Option Price.

A Participant shall pay for the exercise of a Vested Option in United States currency by either (i) cash or personal or certified check payable to the Company in an amount equal to the aggregate Option Price of the Shares with respect to which the Option is being exercised or (ii) with the consent of the Committee, by instructing the Company to withhold from the number of Shares with respect to which the Option is being exercised a number of Shares having, as of the date of such exercise, a Fair Market Value equal to the aggregate Option Price of the Shares with respect to which the Option is being exercised.

5.10    Notice of Exercise.

A Participant (or other Person, as provided in Section 9.2) may exercise an Option (for the Shares represented thereby) in whole or in part (but for the purchase of whole Shares only), as provided in the Award Agreement evidencing his or her Option, by delivering a written notice (the “Notice”) to the Secretary of the Company. The Notice shall state:

(a)    That the Participant elects to exercise the Option;

(b)    The number of Shares with respect to which the Option is being exercised (the “Option Shares”);

(c)    The method of payment for the Option Shares (which method must be available to the Participant under the terms of his or her Award Agreement);

(d)    The date upon which the Participant desires to consummate the purchase (which date must be prior to the termination of such Option);

(e)    A copy of any election filed or intended to be filed by the Participant with respect to such Option Shares pursuant to Section 83(b) of the Code; and

(f)    Any additional provisions consistent with the Plan as the Committee may from time to time require.

The exercise date of an Option shall be the date on which the Company receives the Notice from the Participant. Such Notice shall also contain, to the extent that such Participant is not then a party to the Management Investor Rights Agreement, an adoption agreement, in form and substance satisfactory to the Committee, pursuant to which the Participant agrees to become a party to the Management Investor Rights Agreement (an “Adoption Agreement”). The Participant shall also execute any other documentation as reasonably required by the Committee.

5.11    Issuance of Certificates.

The Company shall issue stock certificates in the name of the Participant (or such other Person exercising the Option in accordance with the provisions of Section 9.2), for the securities purchased upon exercise of an Option as soon as practicable after receipt of the Notice and payment of the aggregate Option Price for such securities; provided that the Company may elect to not issue any fractional Shares upon the exercise of any Options (determining the fractional Shares after aggregating all Shares issuable to a single holder as a result of an exercise of an Option for more than one Share) and in lieu of issuing such fractional Shares, shall pay the Participant the Fair Market Value thereof. Neither the Participant nor any Person exercising an Option in accordance with the provisions of Section 9.2 shall have any privileges as a stockholder of the Company with respect to any Shares subject to an Option granted under the Plan until the date of issuance of stock certificates pursuant to this Section 5.11.

Notwithstanding the foregoing, the Company shall not be required to deliver stock certificates to the Participant evidencing the Shares issued in connection with the exercise of Options if instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

ARTICLE VI

RESTRICTED STOCK AWARDS

6.1    General.

Restricted Stock may be granted or sold under the Plan at any time and from time to time on or prior to the Termination Date. Subject to the provisions of the Plan, the Committee shall have plenary authority, in its sole discretion and consistent with applicable law, to determine:

(a)     The Persons (from among the class of Persons eligible to receive Restricted Stock under the Plan) to whom Restricted Stock Awards shall be granted or sold;

(b)     The time or times at which Restricted Stock shall be granted or sold;

(c)     The number of Shares covered by a Restricted Stock Award; and

(d)     The per-Share purchase price, if any, for the Shares of Restricted Stock (the “Purchase Price”).

6.2    Restricted Stock Award Terms.

Each Restricted Stock Award shall specify the number of Shares covered thereby and the purchase price, if any, for such Shares. In addition, each Restricted Stock Award shall be evidenced by an Award Agreement that shall be executed by the Company and the Participant.

6.3    Vesting.

The Committee shall determine whether and to what extent any Shares covered by Restricted Stock Awards are also subject to vesting based upon the Participant’s continued service to, or the performance of duties for, the Company and its Subsidiaries and/or the attainment of specified performance goals.

6.4    Payment of Purchase Price.

The Purchase Price, if any, for the Shares of Restricted Stock shall be determined by the Committee and set forth in the Award Agreement. A Participant shall pay the Purchase Price for the Shares of Restricted Stock in United States currency by cash or personal or certified check payable to the Company in an amount equal to the aggregate Purchase Price of the Shares covered by the Restricted Stock Award. In the event that the Participant files an election under Section 83(b) of the Code in connection with the purchase of the Restricted Stock, the Participant must promptly provide a copy of such election to the Secretary of the Company.

6.5    Issuance of Certificates.

The Company shall issue stock certificates in the name of the Participant for the securities purchased or granted pursuant to a Restricted Stock Award as soon as practicable after the grant of the Award and receipt of the payment, if any, of the aggregate Purchase Price for such securities. The Participant shall not have any privileges as a stockholder of the Company with respect to any Shares covered by a Restricted Stock Award granted under the Plan unless the Participant is a party to the Management Investor Rights Agreement (or has signed an Adoption Agreement with respect thereto) and until the date of issuance of stock certificates pursuant to this Section 6.5. The Company may require that any stock certificates issued in respect of Shares of Restricted Stock be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). Notwithstanding the foregoing, the Company shall not be required to deliver stock certificates to the Participant evidencing the Shares issued in connection with the Restricted Stock Award if instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

6.6    Dividends.

Participants holding Shares of Restricted Stock shall be entitled to all ordinary cash dividends paid with respect to such Shares, unless otherwise provided by the Committee in the applicable Award Agreement. In addition, unless otherwise provided by the Committee, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Each dividend payment will be made as provided in the applicable Award Agreement, but in no event later than the end of the calendar year in which the dividends are paid to holders of the Common Stock or, if later, the 15th day of the third month following the later of (A) the date the dividends are paid to the holders of the Common Stock, and (B) the date the dividends are no longer subject to forfeiture.

ARTICLE VII

RESTRICTED STOCK UNIT AWARDS

7.1    General.

Restricted Stock Units may be granted under the Plan at any time and from time to time on or prior to the Termination Date. Subject to the provisions of the Plan, the Committee shall have plenary authority, in its sole discretion and consistent with applicable law, to determine:

(a)     The Persons (from among the class of Persons eligible to receive Restricted Stock Units under the Plan) to whom Restricted Stock Unit Awards shall be granted;

(b)     The time or times at which Restricted Stock Units shall be granted and the settlement date for such Restricted Stock Units; and

(c)     The number of Shares with respect to which a Restricted Stock Unit Award relates.

7.2    Restricted Stock Unit Award Terms.

Each Restricted Stock Unit Award shall specify the number of Restricted Stock Units covered thereby and the settlement date for such Restricted Stock Units. In addition, each Restricted Stock Unit Award shall be evidenced by an Award Agreement that shall be executed by the Company and the Participant.

7.3    Vesting.

The Committee shall determine whether and to what extent the Restricted Stock Unit Awards are also subject to vesting based upon the Participant’s continued service to, or the performance of duties for, the Company and its Subsidiaries and/or the attainment of specified performance goals.

7.4    Settlement.

Upon the vesting of a Restricted Stock Unit, the Participant shall be entitled to receive from the Company one Share or an amount of cash or other property equal to the Fair Market Value of a Share on the settlement date, as provided in the applicable Award Agreement. The Committee may provide that settlement of Restricted Stock Units shall occur upon or as soon as reasonably practicable after the vesting of the Restricted Stock Units or shall instead be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A of the Code and other applicable law.

7.5    Issuance of Certificates.

The Company shall issue stock certificates in the name of the Participant for the securities issued pursuant to a Restricted Stock Unit Award as soon as practicable after the settlement of the Award and the issuance of such securities. The Participant shall not have any privileges as a stockholder of the Company, including any voting rights, with respect to any Shares underlying Restricted Stock Unit Awards granted under the Plan prior to the settlement date, and the Participant shall not have any privileges as a stockholder of the Company with respect to Shares issued in connection with the settlement of such Award until the Participant is a party to the Management Investor Rights Agreement (or has signed an Adoption Agreement with respect thereto) and until the date of issuance of stock certificates pursuant to this Section 7.5. Notwithstanding the foregoing, the Company shall not be required to deliver stock certificates to the Participant evidencing the Shares issued in connection with the settlement of a Restricted Stock Unit Award if instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

7.6    Dividend Equivalents.

To the extent provided by the Committee in the applicable Award Agreement, a grant of Restricted Stock Units may provide a Participant with the right to receive the equivalent value (in cash or in Shares) of ordinary cash dividends paid with respect to the Shares (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in Shares and/or cash or other property and will be subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which they were are paid, as determined by the Committee, subject, in each case, to such terms and conditions as the Committee shall establish and set forth in the applicable Award Agreement.

ARTICLE VIII

ADJUSTMENTS

8.1    Changes in Capital Structure.

If the Common Stock is changed by reason of a stock split, reverse stock split, or stock combination, stock dividend or distribution, or converted into or exchanged for other securities as a result of a merger, consolidation or reorganization, or in connection with extraordinary cash dividends on the Common Stock, the Committee shall make such adjustments in the number and class of shares of stock available under the Plan as shall be necessary, in the Committee’s good faith discretion, to preserve for a Participant rights substantially proportionate to his or her rights existing immediately prior to such transaction or event (but subject to the limitations and restrictions on such rights), including, without limitation, a corresponding adjustment changing the number and class of shares allocated to, and the Option Price or Purchase Price of, each Award or portion thereof outstanding at the time of such change. Notwithstanding anything contained in the Plan to the contrary, in the case of ISOs, no adjustment under this Section 8.1 shall be appropriate if such adjustment (a) would constitute a modification, extension or renewal of such ISOs within the meaning of Sections 422 and 424 of the Code, and the regulations promulgated by the Treasury Department thereunder, or (b) would, under Section 422 of the Code and the regulations promulgated by the Treasury Department thereunder, be considered the adoption of a new plan requiring stockholder approval. The Company will not, in any event, permit the exercise price of any Option to be less than the par value of the Common Stock.

8.2    Special Rules.

The following rules shall apply in connection with Section 8.1 above:

(a)     No adjustment shall be made for cash dividends (except as described in Section 8.1) or the issuance to stockholders of rights to subscribe for additional Shares or other securities; and

(b)     Any adjustments referred to in Section 8.1 shall be made by the Committee in its reasonable discretion and shall, absent manifest error, be conclusive and binding on all Persons holding any Awards granted under the Plan.

8.3    Deemed Repurchase and Bring-Along Rights.

(a)     Without limiting the application of any provisions of the Management Investor Rights Agreement, and without regard to whether a Participant is already a party to the Management Investor Rights Agreement, upon the occurrence of any event that would give rise to a Repurchase Right (as defined in the Management Investor Rights Agreement) or a Bring-Along Right (as defined in the Management Investor Rights Agreement), in each case to which Shares underlying an Option or Restricted Stock Unit would have been subject had such Option been exercised, or such Restricted Stock Unit been settled, as applicable, and had the Participant been delivered such Shares, immediately prior thereto, the Company or its designee may, but shall be not obligated to, cancel all or any portion of the Subject Awards (as defined below) for an amount of consideration equal to the consideration that would have been paid to a holder of the Shares underlying such Subject Awards in connection with the exercise of such Repurchase Right or Bring-Along Right, as applicable, under the Management Investor Rights Agreement, less applicable tax withholding (and in the case of Options, less the Option Price thereof, and in the event that such amount would be equal to or less than zero, such Option may be canceled for no consideration); provided, that if necessary to comply with Section 409A of the Code, such amount shall not be payable with respect to any Restricted Stock Unit until the earliest time permitted by Section 409A of the Code. As used herein, the term “Subject Award” means, with respect to an Award, the portion of such Award relating to the number of Shares that would be subject to such Repurchase Right or Bring-Along Right had they been issued to the Participant holding such Award and outstanding immediately prior thereto.

(b)     Such cancellation and payment may be effected pursuant to any arrangement deemed appropriate by the Committee, including, in the case of a Bring-Along Right arising in connection with a TopCo Parent Bring-Along Sale (as defined in the Management Investor Rights Agreement), by delivering to the Participant a number of partnership interests in TopCo Parent immediately prior to the consummation of such TopCo Parent Bring-Along Sale.

(c)     For the sake of clarity, notwithstanding the foregoing, the outstanding Options, Restricted Stock, and Restricted Stock Units shall otherwise be subject to such adjustments as determined by the Committee pursuant to Section 8.1. Further, in no event shall the failure of the Company or its designee to exercise its rights under this Section 8.3 in connection with a Repurchase Right or Bring-Along Right prejudice any of the Company’s or its designee’s rights under the Management Investor Rights Agreement with respect to either (i) any other Shares held by any Participant that may be subject to such Repurchase Right or Bring-Along Right or (ii) any Shares issued to a Participant in the future upon exercise or settlement of any Subject Award that may in the future be subject to a future Repurchase Right or Bring-Along Right.

ARTICLE IX

RESTRICTIONS ON AWARDS

9.1    Compliance With Securities Laws.

No Awards shall be granted under the Plan, and no securities shall be issued and delivered pursuant to Awards granted under the Plan, unless and until the Company and/or the Participant shall have complied with all applicable registration, listing and/or qualification requirements under any applicable law and all other requirements of law or of any regulatory agencies having jurisdiction.

The Committee in its discretion may, as a condition to the delivery of any Shares pursuant to any Award granted under the Plan, require a Participant (a) to represent in writing that the securities received pursuant to such Award are being acquired for investment and not with a view to distribution and (b) to make such other representations and warranties as are deemed reasonably appropriate by the Company. Stock certificates representing securities acquired under the Plan that have not been registered under the Securities Act shall, if required by the Committee, bear the legends as may be required by the Management Investor Rights Agreement and Award Agreement evidencing a particular Award.

9.2    Nonassignability of Awards.

No Award granted under this Plan shall be assignable or otherwise transferable by the Participant, except by will or by the laws of descent and distribution. An Award may be exercised during the lifetime of the Participant only by the Participant. If a Participant dies, his or her Awards shall thereafter be exercisable, during the period specified in the applicable Award Agreement (as the case may be), by his or her executors or administrators to the full extent (but only to such extent) to which such Awards were exercisable by the Participant at the time of his or her death.

9.3    No Evidence of Employment or Other Service Relationship; No Rights to Future Awards.

Nothing contained in the Plan or in any Award Agreement shall confer upon any Participant any right with respect to the continuation of his or her employment by or other service relationship with the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any such Subsidiary (subject to the terms of any separate agreement to the contrary) at any time to terminate such employment or other service relationship or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. The grant of Awards under the Plan is a one-time benefit and does not create any contractual or other right to receive any other grant of other Awards under the Plan in the future. The grant of an Award does not form part of the Participant’s entitlement to remuneration or benefits in terms of his or her employment or other service relationship with the Company or any Subsidiary.

9.4    Provisions for Foreign Participants – In General.

The Committee may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

9.5     Data Privacy.

As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and Affiliates may hold certain personal information about a Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries and Affiliates, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries and Affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Participant’s participation in the Plan, and the Company and its Subsidiaries and Affiliates may each further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have data privacy laws and protections that are different from those of the recipients’ country. Through acceptance of an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

9.6    Restrictive Covenants.

By accepting the grant of any Award hereunder, in addition to any other representations, warranties, and covenants set forth in any Award Agreement or other document required by the Committee with respect to such grant, each Participant agrees to be subject to and comply with the following covenants.

(a)    Non-Solicitation; No Hire. To the fullest extent permitted by applicable law, unless otherwise provided in an Award Agreement, each Participant agrees that during Participant’s employment or other service relationship with the Company Group, and for the two (2) year period following the Participant’s Termination of Relationship for any reason, the Participant will not, directly or indirectly, on Participant’s own behalf or on behalf of another (i) solicit, recruit, aid or induce any employee of the Company Group to leave his or her employment with the Company Group in order to accept employment with or render services to another Person unaffiliated with the Company Group, or hire or knowingly take any action to assist or aid any other Person in identifying or hiring any such employee, or (ii) solicit, aid, or induce any customer of the Company Group to purchase goods or services then sold by the Company Group from another Person, or assist or aid any other Persons in identifying or soliciting any such customer, or (iii) otherwise interfere with the relationship of the Company Group with any of its employees, customers, agents, or representatives.

(b)     Non-Competition. To the fullest extent permitted by applicable law, unless otherwise provided in an Award Agreement, each Participant agrees to comply with the terms of any non-competition covenant set forth in any Service Agreement or other agreement, plan, program, or arrangement to which such Participant may be subject from time to time, if any, the terms of which shall be deemed incorporated herein and in such Participant’s Award Agreements hereunder.

(c)     Nondisclosure of Confidential Information. Each Participant recognizes and acknowledges that he or she has access to the Confidential Information and/or has had material contact with the Company Group’s customers, suppliers, licensees, representatives, agents, partners, licensors, or business relations. Each Participant agrees that he or she will not, directly or indirectly, at any time during or after such time as such Participant is a Participant in the Plan, use, take commercial or proprietary advantage of or profit from any Confidential Information or disclose Confidential Information to any Person for any reason or purpose whatsoever, except as is required to be disclosed under applicable law or order of any Governmental Authority (provided, that the party required to make such disclosure shall provide to the Company with prompt notice of any such disclosure and shall limit the extent of such disclosure) or otherwise in connection with performing duties to the Company Group.

(d)     Restrictive Covenants Generally. If, at the time of enforcement of the covenants contained in this Section 9.6, including, for the avoidance of doubt, any non-competition covenant incorporated herein by reference in Section 9.6(b) above (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable law. Each Participant has consulted with legal counsel regarding the Restrictive Covenants and has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company Group. Each Participant further acknowledges and agrees that the Restrictive Covenants are being agreed to by such Participant in connection with the Company’s issuance of an Award to such Participant under the Plan, and are in addition to, not in substitution for, any restrictive covenants to which such Participant may become subject in connection with any such relationship.

(e)    Enforcement. If any Participant breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company Group shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company Group at law or in equity: (i) the right and remedy to seek to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction (without posting a bond), it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company Group and that money damages would not provide an adequate remedy to the Company Group; and (ii) the right and remedy to require such Participant to account for and pay over to the Company any profits, monies, accruals, increments or other benefits derived or received by such Participant as the result of any transactions constituting a breach of the Restrictive Covenants. In the event of any breach or violation by any Participant of any of the Restrictive Covenants, the time period of such covenant with respect to such Participant shall, to the fullest extent permitted by law, be tolled until such breach or violation is resolved.

ARTICLE X

EFFECTIVE DATE OF THE PLAN

This Plan shall become effective on the date of its adoption by the Executive Committee (the “Effective Date”); provided, however, that no Award shall become exercisable, vested or realizable unless and until the Plan shall have been approved by the stockholders of the Company in accordance with the provisions of its Certificate of Incorporation and By-laws, which approval shall be obtained by a simple majority vote of stockholders, voting either in person or by proxy, at a duly held stockholders’ meeting, or by written consent, within twelve months before or after the adoption of the Plan by the Executive Committee.

ARTICLE XI

TERMINATION OF THE PLAN

No Awards may be granted after the Termination Date. Any Awards outstanding as of the Termination Date shall remain in effect in accordance with their applicable terms and conditions and the terms and conditions of the Plan.

ARTICLE XII

AMENDMENT OF PLAN

The Plan may be modified or amended in any respect by the Committee with the prior approval of the Executive Committee; provided, however, that the approval of the holders of a majority of the votes that may be cast by all of the holders of shares of Common Stock entitled to vote (voting together as a single class, with each such holder entitled to cast one vote per share held by such holder) shall be obtained prior to any such amendment becoming effective if such approval is required by law or is necessary to comply with regulations promulgated by the Commission under Section 16(b) of the Exchange Act or with Section 422 of the Code or the regulations promulgated by the Treasury Department thereunder. Notwithstanding the foregoing, the Plan may not be modified or amended with respect to any existing Award Agreement without the consent of such Participant if such change would materially impair the rights of such Participant.

ARTICLE XIII

CAPTIONS

The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.

ARTICLE XIV

DISQUALIFYING DISPOSITIONS

If securities acquired by exercise of an ISO granted under this Plan are disposed of within two years following the date of grant of the ISO or one year following the issuance of the securities to the Participant (a “Disqualifying Disposition”), the holder of such securities shall, immediately prior to such Disqualifying Disposition, notify the Company in writing of the date and terms of such Disqualifying Disposition and provide such other information regarding the Disqualifying Disposition as the Company may reasonably require.

ARTICLE XV

WITHHOLDING TAXES

Whenever any taxes are required by law to be withheld in connection with Shares delivered to a Participant pursuant to Awards under the Plan (including, without limitation, upon exercise of an NSO (or an exercise of an ISO that will be taxed as an NSO)), such Participant shall remit or, in appropriate circumstances, agree to remit when due, an amount sufficient to satisfy all current or estimated future federal, state, local and foreign withholding tax and employment tax requirements relating thereto. The Committee may, in its sole discretion, allow the Participant to satisfy the withholding tax obligations arising in connection with the delivery of such Shares pursuant to an Award under the Plan by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the amount required to be withheld, determined on the date that the amount of tax to be withheld is determined.

ARTICLE XVI

OTHER PROVISIONS

16.1    Other Provisions.

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion. Notwithstanding the foregoing, each ISO granted under the Plan shall include those terms and conditions that are necessary to qualify the ISO as an “incentive stock option” within the meaning of Section 422 of the Code and the regulations thereunder and shall not include any terms or conditions that are inconsistent therewith.

16.2    Separability of Provisions.

If any particular provision of this Plan shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Plan or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Plan or affecting the validity or enforceability of such provision in any other jurisdiction.

ARTICLE XVII

NUMBER AND GENDER

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, and vice-versa, as the context requires.

ARTICLE XVIII

SECTION 409A OF THE CODE

It is intended that Awards granted under the Plan will not result in the imposition of any tax liability pursuant to Section 409A of the Code. The Plan and each Award Agreement shall be construed and interpreted consistent with that intent. Without limiting the generality of the foregoing and notwithstanding any provision of the Plan to the contrary, if a Participant is a “specified employee” as defined in Section 409A of the Code on such Participant’s separation from service (within the meaning of Section 409A of the Code) with the Company, the Participant shall not be entitled to any payments hereunder that would be treated as deferred compensation subject to Section 409A of the Code until the earlier of (i) the date which is six (6) months after his or her separation from service with the Company for any reason other than death and (ii) the date of the Participant’s death. Any amounts otherwise payable to the Participant following the Termination of Relationship that are not so paid by reason of this Article XVIII shall be paid as soon as practicable after the date that is six (6) months after the Participant’s separation from service with the Company (or, if earlier, the date of the Participant’s death). The provisions of this Article XVIII shall apply only if, and to the extent, required to comply with Section 409A of the Code. No provision of this Plan or any Award granted thereunder shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from any Participant or any other individual to the Company or any of its Affiliates, employees or agents. Each Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such Participant in connection with payments and benefits provided in accordance with the terms of the Plan or Award Agreements (including any taxes and penalties under Section 409A of the Code), and in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on a Participant as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. For purposes of Section 409A of the Code, each payment that may be made under the Plan or any Award Agreement shall be designated as a separate and distinct payment for purposes under Section 409A of the Code and the applicable Treasury Regulations and guidance promulgated thereunder (including, without limitation, Section 1.409A-1(b)(4)(i)(F), 1.409A-1(b)(9)(iii) and 1.409A-1(b)(9)(v)(B)).

ARTICLE XIX

GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL

All questions concerning the construction, interpretation and validity of this Plan and the instruments evidencing the Awards granted hereunder shall be governed by and construed and enforced in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether in the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Plan, even if under such jurisdiction’s choice of law or conflict of law analysis the substantive law of some other jurisdiction would ordinarily apply.

Each of the Company and, by acceptance of an Award, each Participant irrevocably (i) consents to submit itself, himself or herself to the personal jurisdiction of the Delaware Court of Chancery, or in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware state court sitting in New Castle County, in connection with any matter based upon or arising out of this Agreement or the actions of the parties hereof, (ii) agrees that it, he, or she will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it, he, or she will not bring any action relating to the Plan, any Award Agreement, or any Award made thereunder in any court other than the courts of the State of Delaware, as described above. Each of the Company and, by acceptance of an Award, each Participant agrees that service of any process, summons, notice or document by U.S. registered mail to the addresses set forth above, with respect to the Company, and to the addresses set forth in the ledgers of the Company, with respect to any Participant, shall be effective service of process for any suit or proceeding in connection with the Plan, any Award Agreement, or any Award made thereunder.

Each of the Company and, by acceptance of an Award, each Participant hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to the Plan, any Award Agreement, or any Award made thereunder, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Article XIX, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that the Plan, any Award Agreement, or any Award made thereunder may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Company or a Participant is entitled pursuant to the final judgment of any court having jurisdiction. Each of the Company and, by acceptance of an Award, each Participant expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided, that the Company’s and any Participant’s consent to jurisdiction and service contained in this Article XIX is solely for the purpose referred to in this Article XIX and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

EACH OF THE COMPANY AND, BY ACCEPTANCE OF AN AWARD, EACH PARTICIPANT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PLAN, ANY AWARD AGREEMENT, OR ANY AWARD MADE THEREUNDER.

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As adopted by the Executive Committee of the Board of Directors of Prime Security Services Parent, Inc. on November 7, 2016.